Exhibit 99.2 - Supplemental Information
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(1) This Form 4 reports the repurchase by the Issuer of shares of common stock of the Issuer ("Common Stock") held directly by CRT Capital Group LLC, a Connecticut limited liability company ("CRT Capital"). Such repurchase by the Issuer was triggered by a vote by CRT Capital against a proposed merger transaction by the Issuer.

(2) This Form 4 reports the purchase of warrants to buy shares of Common Stock ("Warrants") by Harbor Drive Special Situations Master Fund, Ltd., a Cayman limited company ("Harbor Drive Master Fund").

(3) Pursuant to an investment agreement, Harbor Drive Asset Management LLC, an Illinois limited liability company ("Harbor Drive Management"), has the investment and voting power with respect to the securities held by Harbor Drive Master Fund. CRT Capital Holdings LLC, a Delaware limited liability company ("CRT Holdings"), owns all the equity interests in and is the sole managing member of Harbor Drive Management and CRT Capital. C. Michael Vaughn and J. Christopher Young are the two managing members, and share control, of CRT Holdings and through it each of CRT Capital, Harbor Drive Management, and Harbor Drive Master Fund. In accordance with Instruction 5(b)(iv), for Section 16 purposes, the entire amount of the Issuer's securities held by CRT Capital and Harbor Drive is reported herein. C. Michael Vaughn and J. Christopher Young have an indirect indeterminate pecuniary interest in the Warrants and Common Stock held by Harbor Drive Management and CRT Capital and disclaim beneficial ownership of any of these securities for the purposes of Section 16 except to the extent of such interest and this report shall not be deemed an admission that either such reporting person is the beneficial owner for the purposes of
Section 16 or for any other purpose. J. Christopher Young disclaims any beneficial ownership of any of the Warrants held by C. Michael Vaughn and this report shall not be deemed an admission that such reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.